Exhibit 99.1

Pyrophyte Acquisition Corp. II Announces Pricing of $175 Million Initial Public Offering

HOUSTON, TX, July 16, 2025 (GLOBE NEWSWIRE) – Pyrophyte Acquisition Corp. II (the “Company”) today announced the pricing of its initial public offering of 17,500,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (the “NYSE”) and are expected to trade under the ticker symbol “PAII.U” beginning on July 17, 2025. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants are expected to be listed on the NYSE under the symbols “PAII” and “PAII WS,” respectively. Only whole warrants will trade. The offering is expected to close on July 18, 2025.

Pyrophyte Acquisition Corp. II is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, sector or geographic region, it expects to target opportunities and companies in the energy sector.

UBS Investment Bank is acting as the lead book-running manager for the offering and Brookline Capital Markets, a division of Arcadia Securities, LLC is acting as co-manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,625,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 16, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from UBS Securities LLC, 1285 Avenue of the Americas, New York, New York 10019, Attention: Prospectus Department, or by email at: prospectusrequest@ubs.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds from the offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, that the net proceeds of the offering will be used as indicated, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the offering, available on the SEC’s website, www.sec.gov, and the Company’s preliminary prospectus. The Company undertakes no obligation to update these statements for revisions or changes after the issuance of this release, except as required by law.

CONTACT

Sten Gustafson

President and Chief Financial Officer

Pyrophyte Acquisition Corp. II

sten.gustafson@pyrophytespac.com